Exhibit 99.1

KARTOON CHANNEL! EXPANDS DISTRIBUTION WITH LAUNCH OF DIGITAL LINEAR CHANNEL FOR AD-SUPPORTED SCHEDULED VIEWING EXPERIENCE

Kartoon Channel! Now Streaming Free Scheduled Programming 24/7

BEVERLY HILLS, Calif., March 4, 2021 – Continuing its mission of providing family-friendly ‘content with a purpose’ anytime, anywhere, Genius Brands International, Inc. (“Genius Brands” or the “Company”) (Nasdaq: GNUS), a global brand management company that creates and licenses multimedia entertainment content for children, today announced the further expansion of distribution for its Kartoon Channel! platform with the launch of a linear streaming channel, also known as Free Ad-Supported Streaming TV (FAST).

The new FAST channel provides scheduled programs 24 hours per day, seven days a week, in addition to the current on-demand animated content available for free through Kartoon Channel! The scheduled linear programming is featured prominently on the Kartoon Channel! home page, as well as the Apple and Android mobile and connected TV apps, and on Amazon Fire, Samsung Connected TVs, LG Connected TVs, and Roku.

“Since we launched Kartoon Channel! less than a year ago, we have consistently expanded distribution, now available in over 100M U.S. television households, and we are continuing to build the channel offering with this latest FAST channel launch to both increase consumer and shareholder value,” commented Jon Ollwerther, General Manager of Kartoon Channel! & EVP of Global Business Development at Genius Brands. “It might sound counterintuitive in an on-demand world, but FAST channels, are one of the fastest growing technologies in the streaming world because they help kids discover new content and remove the sometimes overwhelming number content choices. As soon as kids and families open the Kartoon Channel! App, they will be viewing a carefully curated TV schedule, but this will not interrupt the existing Kartoon Channel! on-demand experience. Additionally, with the FAST channel, we also have the ability to embed advertising as a new revenue stream and, like everything on Kartoon Channel!, it will be safe for kids.”

About Kartoon Channel!

Available everywhere and anywhere kids are today, Genius Brands International’s digital network, Kartoon Channel!, is a family entertainment destination that delivers enduring childhood moments of humor, adventure, and discovery. Delivering 1000’s of episodes of carefully curated free family-friendly content, the channel features animated classics for little kids, including The Wubbulous World of Dr. Seuss, Babar,Mello Dees, Super Simple Songs and Baby Genius, and hit content for bigger kids, such as Pac-Man, Angry Birds, Yu-Gi-Oh and Bakugan, to original programming like Stan Lee’s Superhero Kindergarten, premiering in spring 2021 and starring Arnold Schwarzenegger, KC! Pop Quiz coming in 2021, and Shaq’s Garage, starring Shaquille O’Neal for 2022. Additionally, the channel launched in March 2021 ‘Family Friendly Fun Nights,’ featuring hit Scooby-Doo! animated features and more! Kartoon Channel! also offers STEM-based content through its Kartoon Classroom!, including Baby Einstein, Lil Doc, Counting with Earl and More. Look for the Kartoon Channel! on Comcast, Cox, DISH, Sling TV, Amazon Prime, Amazon Fire, Apple TV, Apple iOs, Android TV, Android Mobile, Google Play, Xumo, Roku, Tubi, and streaming via KartoonChannel.com, as well as accessible via Samsung Smart TVs, and now LGTVs.

To stream or dowloand the app for Kartoon Channel!, click here

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About Genius Brands International

Genius Brands International, Inc. (Nasdaq: GNUS) is a leading global kids media company developing, producing, marketing and licensing branded children’s entertainment properties and consumer products for media and retail distribution. The Company’s award-winning ‘content with a purpose’ portfolio includes the upcoming Stan Lee’s Superhero Kindergarten, starring Arnold Schwarzenegger, for Kartoon Channel!; Rainbow Rangers for Nick Jr.; Llama Llama, starring Jennifer Garner, for Netflix; award-winning toddler brand Baby Genius; adventure comedy STEM series Thomas Edison's Secret Lab; and entrepreneurship series Warren Buffett's Secret Millionaires Club. Through licensing agreements with leading partners, characters from Genius Brands’ IP also appear on a wide range of consumer products for the worldwide retail marketplace. The Company’s new Kartoon Channel! and Kartoon Classroom! are available in over 100 million U.S. television households via a broad range of distribution platforms, including Comcast, Cox, DISH, Sling TV, Amazon Prime, Amazon Fire, Apple TV, Apple i0s, Android TV, Android Mobil, Google Play, Xumo, Roku, Tubi, KartoonChannel.com, Samsung Smart TVs and LG TVs. For additional information, please visit www.gnusbrands.com.

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Forward Looking Statements: Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation, our ability to generate revenue or achieve profitability; our ability to obtain additional financing on acceptable terms, if at all; our ability to repay our outstanding debt; the potential issuance of a significant number of shares to our convertible note holders which will dilute our equity holders; fluctuations in the results of our operations from period to period; general economic and financial conditions; our ability to anticipate changes in popular culture, media and movies, fashion and technology; competitive pressure from other distributors of content and within the retail market; our reliance on and relationships with third-party production and animation studios; our ability to market and advertise our products; our reliance on third-parties to promote our products; our ability to keep pace with technological advances; our ability to protect our intellectual property and those other risk factors set forth in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and in the Company's subsequent filings with the Securities and Exchange Commission (the "SEC"). Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

MEDIA CONTACT:

pr@gnusbrands.com

INVESTOR RELATIONS CONTACT:

ir@gnusbrands.com

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